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                   SUBSIDIARIES OF COMPLETE MANAGEMENT, INC.


Medical Management, Inc.
Incorporated under the laws of the State of New York.
Doing business under the name Medical Management, Inc.


Intertech/Penta Group, Inc.
Incorporated under the laws of the State of New York.
Doing business under the name Intertech/Penta Group, Inc.


Northern Metropolitan Management Corp.
Incorporated under the laws of the State of Delaware.
Doing business under the name Northern Metropolitan Management Corp.

CMI Capital Corporation
Incorporated under the laws of the State of New York.
Doing business under the name Hobbas Capital.

Advanced Alliance Management Corp.
Incorporated under the laws of the State of New York.
Doing business under the name Advanced Alliance Management Corp.


Tenbroeck Management Corp.
Incorporated under the laws of the State of New York.
Doing business under the name Tenbroeck Management Corp.